Exhibit 99.1

NEWS RELEASE CONTACTS:	Wayne Whitener Chief Executive Officer TGC Industries, Inc. (972) 881-1099 Jack Lascar / Karen Roan DRG&L (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Strong Fourth Quarter and Year-end 2011 Results

Record fourth quarter revenues up 21% to $39.6 million

Record fourth quarter EPS more than quadruples to $0.18

Year-end backlog of $118 million

PLANO, TEXAS — February 27, 2012 — TGC Industries, Inc. (NASDAQ: TGE) today announced strong financial results for the fourth quarter and year ended December 31, 2011.  Revenues grew 21% to a fourth quarter record of $39.6 million from $32.7 million in the fourth quarter of 2010.  Net income increased more than fourfold to a fourth quarter record of $3.4 million, or $0.18 per diluted share, compared to net income of $0.7 million, or $0.04 per diluted share, in the fourth quarter of 2010.  Fourth quarter 2011 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) increased 93% to $11.1 million from $5.7 million in the fourth quarter of 2010.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are extremely pleased with our record fourth quarter results, which were driven by continued improvement in the North American land seismic acquisition market resulting from higher capacity utilization and improved profitability in both the U.S. and Canada.  In response to increasing demand from our customer base, we added two field crews subsequent to the third quarter and operated 12 crews in North America during the fourth quarter, eight in the U.S. and four in Canada.

“The Canadian winter season has turned out to be as strong as originally anticipated, and we continue to experience good bidding activity, along with steady pricing in all of North America.  Our backlog remains strong, and we ended the year with approximately $118 million, a substantial increase over the $83 million as of the end of the third quarter.  We began the first quarter of 2012 with eight crews in the U.S. and seven in Canada and are currently operating a total of 15 crews.

“We generated $34.2 million in cash flow from operations during 2011 and ended the year with $15.7 million in cash.  We remain in a strong position, both financially and operationally, to make the most of ongoing favorable market conditions in the seismic industry for 2012.”

FOURTH QUARTER 2011

Revenues for the fourth quarter of 2011 increased to $39.6 million from $32.7 million in the fourth quarter of 2010.  The Company operated eight crews in the U.S. and four crews in Canada in the fourth quarter of 2011 compared to seven crews in the U.S. and four crews in Canada in the fourth quarter of 2010.

Gross margin in the quarter increased to 34.0% from 23.3% in the fourth quarter of 2010.  Cost of services as a percentage of revenues declined to 66.0% from 76.7% in the fourth quarter of 2010 led by higher productivity, improved pricing and a greater number of crews.  Selling, general and administrative expenses (“SG&A”) increased to $2.4 million compared to $1.9 million in the fourth quarter of 2010.  As a percentage of revenues, SG&A for the fourth quarter increased to 6.1% from 5.8% in the fourth quarter of 2010.

Net income increased more than fourfold to $3.4 million, or $0.18 per diluted share, compared to net income of $0.7 million, or $0.04 per diluted share, in the fourth quarter of 2010.  In the fourth quarter of 2011, the Company recorded income tax expense of $2.4 million, an effective tax rate of 41.1%.  This compares to an income tax expense of $1.0 million in the fourth quarter of 2010.  Fourth quarter 2011 EBITDA* increased to $11.1 million from $5.7 million in the fourth quarter of 2010.  EBITDA* margin increased to 27.9% compared to 17.5% in the fourth quarter of 2010 and to 22.1% in the previous quarter.

FULL YEAR 2011

Revenues for 2011 increased 39% to $151.0 million from $108.3 million in 2010 as a result of higher productivity, improved pricing and a greater number of crews.  Cost of services as a percentage of revenues declined to 68.9% compared to 79.3% in 2010.  SG&A expenses for 2011 increased to $9.6 million compared to $6.9 million in 2010.  As a percentage of revenues, SG&A for 2011 was essentially flat with a year ago at 6.4%.  The Company reported net income of $10.8 million, or $0.55 per diluted share, for 2011 compared to net loss of $1.2 million, or ($0.06) per share, for 2010.  (All per share amounts have been adjusted to reflect the five percent stock dividend paid on May 14, 2010 to shareholders of record as of April 30, 2010).  Full year 2011 EBITDA* more than doubled to $37.4 million from $15.5 million in 2010, and EBITDA* margin increased to 24.7% from 14.3% in 2010.

— *A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, February 27, 2012, at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.  To participate in the conference call, dial 480-629-9835 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 12, 2012.  To access the replay, dial 303-590-3030 using a pass code of 4510395#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow

TGC Industries, Inc.

Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue	$39,552,361	$32,700,452	$151,028,582	$108,318,801

Cost and expenses
Cost of services	26,084,863	25,078,665	104,022,944	85,932,862
Selling, general, administrative	2,415,360	1,886,031	9,626,679	6,894,500
Depreciation and amortization expense	5,004,503	3,823,387	19,214,069	15,343,804
	33,504,726	30,788,083	132,863,692	108,171,166

INCOME FROM OPERATIONS	6,047,635	1,912,369	18,164,890	147,635

Interest expense	209,234	173,275	784,425	790,417

INCOME (LOSS) BEFORE INCOME TAXES	5,838,401	1,739,094	17,380,465	(642,782)

Income tax expense	2,402,273	1,030,870	6,547,250	579,900

NET INCOME (LOSS)	$3,436,128	$708,224	$10,833,215	$(1,222,682)

Earnings (loss) per common share:
Basic	$0.18	$0.04	$0.56	$(0.06)
Diluted	$0.18	$0.04	$0.55	$(0.06)

Weighted average number of common shares outstanding:
Basic	19,275,120	19,204,448	19,243,356	19,202,804
Diluted	19,573,462	19,261,414	19,545,035	19,202,804

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2010 to shareholders of record as of April 30, 2010.  The statements of income reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
	2011	2010

Cash and cash equivalents	$15,745,559	$13,072,503
Receivables (net)	19,351,023	17,166,709
Prepaid expenses and other	6,708,414	7,398,195
Current assets	41,804,996	37,637,407
Other assets (net)	279,400	262,364
Property and equipment (net)	57,796,831	49,715,626
Total assets	$99,881,227	$87,615,397

Current liabilities	$21,948,467	$23,943,519
Long-term obligations	6,955,504	6,021,455
Long-term deferred tax liability	7,257,576	4,787,623
Shareholders’ equity	63,719,680	52,862,800
Total liabilities & equity	$99,881,227	$87,615,397

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income (loss)	$3,436,128	$708,224	$10,833,215	$(1,222,682)
Depreciation	5,004,503	3,823,387	19,214,069	15,343,804
Interest	209,234	173,275	784,425	790,417
Income tax expense	2,402,273	1,030,870	6,547,250	579,900

EBITDA	$11,052,138	$5,735,756	$37,378,959	$15,491,439

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